Exhibit (11)


                                 SEWARD & KISSEL
                               1200 G Street, N.W.
                              Washington, DC 20005

                            Telephone: (202) 737-8833
                            Facsimile: (202) 737-5184



                                             October 21, 1998


Norwest Advantage Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

     We have acted as counsel to Norwest Advantage Funds, a Delaware business trust (the "Trust"), in connection with the following transactions pursuant to an Agreement and Plan of Consolidation (the "Plan") approved by the Board of Trustees of the Trust: (i) the transfer of all the assets of Growth Stock Fund of MasterWorks Funds Inc., a Maryland corporation, (the "Corporation"), in exchange for the assumption of all the liabilities of Growth Stock Fund and the transfer to Growth Stock Fund of A Shares of Large Company Growth Fund of the Trust and (ii) the distribution of the A Shares of Large Company Growth Fund to shareholders of Growth Stock Fund.

     We have examined the Amended and Restated Trust Instrument and Bylaws of the Trust, its Registration Statement on Form N-14 in which this opinion letter is included as an exhibit (the "Registration Statement") and the Plan in the form approved by the Board of Trustees of the Trust. We have also examined and relied upon a certificate of the Secretary of State of the State of Delaware to the effect that the Trust is duly formed and existing under the laws of the State of Delaware and in good standing in the State of Delaware.

     In addition, we have examined and relied upon a certificate of the Secretary of the Trust certifying that the Plan presented to us is substantially in the form approved by the Board of Trustees of the Trust and further certifying the resolutions of the Board of Trustees of the Trust approving the Plan and authorizing the issuance of the A Shares of Large Company Growth Fund pursuant to the Plan. We have also examined and relied upon such records of the Trust and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion and so advise you that:

     1. The Trust is validly existing as a business trust in good standing under the laws of the State of Delaware; and

     2. The A Shares of Large Company Growth Fund to be issued in accordance with the terms of the Plan, when so issued, will constitute validly issued, fully paid and nonassessable shares under the laws of the State of Delaware.

     We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Proposal One: Approval of an Agreement and Plan of Consolidation - Summary - Tax Consequences of the Transaction" and " Proposal One: Approval of an Agreement and Plan of Consolidation - Information About the Transaction - Federal Income Tax Consequences of the Transaction" in the Combined Prospectus/Proxy Statement included in the Registration Statement, and under the caption "Additional Information About the Trust and Shareholders of the Funds - Counsel and Auditors" contained in the Statement of Additional Information of Large Company Growth Fund dated October 1, 1998.

     Please be advised that we are opining as set forth above as members of the bars of the State of New York and the District of Columbia. This opinion does not extend to the securities or "blue sky" laws of any state.

                                        Very truly yours,

                                        /s/ Seward & Kissel